EXCHANGE APPLICATIONS, INC.
d/b/a Xchange, Inc.
89 South Street
Boston, MA 02111

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF EXCHANGE APPLICATIONS, INC.:

NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Shareholders of Exchange Applications, Inc. d/b/a Xchange, Inc. (the “Company”) will be held at the offices of the Company, 89 South Street, Boston, MA 02111, on Monday, June 10, 2002, at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors of the Company to serve until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 22, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2002 Annual Meeting of Shareholders and any adjournments or postponements thereof. Accordingly, only shareholders of record at the close of business on April 22, 2002 will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

By order of the Board of Directors

J.CHRISTOPHER WAGNER President and Chief Executive Officer

May 13, 2002

NOTE:	THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON

EXCHANGE APPLICATIONS, INC.
d/b/a Xchange, Inc.
89 South Street
Boston, MA 02111

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2002

GENERAL INFORMATION

Proxy Solicitation

         This Proxy Statement is furnished to the holders of the common stock, $.001 par value per share (“Common Stock”), of Exchange Applications, Inc. d/b/a Xchange, Inc. (the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on June 10, 2002 (the “Meeting”), or at any adjournment or postponement thereof, pursuant to the accompanying Notice of 2002 Annual Meeting of Shareholders. The purposes of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of 2002 Annual Meeting of Shareholders. The Board of Directors knows of no other business that will come before the Meeting.

         This Proxy Statement and proxies for use at the Meeting will be first mailed to shareholders on or about May 13, 2002, and such proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company

Revocability and Voting of Proxy

         A form of proxy for use at the Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposal No. 1 set forth in the accompanying Notice of 2002 Annual Meeting of Shareholders and in accordance with their best judgment on any other matters that may properly come before the Meeting.

Record Date and Voting Rights

         Only shareholders of record at the close of business on April 22, 2002 are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. As of April 22, 2002, the Company had outstanding 1,152,892 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the Meeting. Additionally, there are currently outstanding 177,522 shares of Series A Convertible Redeemable Preferred Stock (the “Preferred Stock”), each of which is entitled to vote upon matters presented at the Meeting on an “as-if” converted to Common Stock basis. The shares of Preferred Stock are currently convertible into 1,077,916 shares of Common Stock. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not so included.

         Shareholders of the company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Meeting and not revoked will be voted at the Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted for the election of each of the two nominees for directors of the Company named in this Proxy Statement. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 22, 2002 of (i) each director or nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption “Executive Compensation” below, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock. As of April 22, 2002, 1,152,892 shares of Common Stock were outstanding. Additionally, there are currently outstanding 177,522 shares of Preferred Stock, each of which is entitled to vote upon matters presented at the Meeting on an “as-if” converted basis. The shares of Preferred Stock are currently convertible into 1,077,916 shares of Common Stock.

	Amount and Nature of	Percentage of
	Beneficial Ownership	Outstanding Shares of
Name**	of Common Stock(1)	Common Stock Owned(1)

Michael Collins	0	*

Andrew J. Frawley (2)	144,899	11.6

Lowell C. Freiberg	0	*

Deven Parekh (3)	3,465,082	75.2

Steve Perkins	0	*

Ramanan Raghavendran (4)	83	*

N. Wayne Townsend (5)	7,437	*

J. Christopher Wagner	0	*

Kristin L. Zaepfel (6)	1,501	*

Insight Venture Partners (7)	3,465,082	75.2

Boston Pipes, LLC (8)	875,161	43.2

THK Private Equities (9)	1,400,258	54.8

All directors and executive officers as a group (ten persons)	3,619,002	76.7

*	Indicates less than 1% of the outstanding shares of Common Stock.

**	Addresses are given only for beneficial owners of more than 5% of the outstanding shares of Common Stock.

(1)	Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following April 22, 2002 are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	Includes 13,380 shares of Common Stock subject to options that are exercisable within 60 days of April 22, 2002, 61,335 shares of Common Stock subject to conversion of debentures within 60 days of April 22, 2002, and 26,181 shares of Common Stock subject to the exercise of warrants. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, Mr. Frawley controls 12% Senior Secured Subordinated Convertible Debentures (the “Convertible Debentures”) upon which interest accrues at a rate of twelve percent per annum and which are convertible into Common Stock in an amount equal to 103 percent of the principal, plus accrued interest, divided by a conversion price of $9.54 per share as may be adjusted from time to time and a warrant to purchase additional shares of Common Stock (the “Warrant”).

Mr. Frawley’s address is 89 South Street, Boston, MA 02111.

(3)	Includes shares of Preferred Stock held by Insight Venture Partners IV, L.P., Insight Venture Partners (Cayman) IV, L.P., Insight Venture Partners IV (Fund B), L.P., and Insight Venture Partners IV (Co-Investors), L.P. The Insight entities are referred to collectively as “Insight”. Dividends on the shares of Preferred Stock accrue daily at a rate of ten percent per annum and compound quarterly. Insight has voting rights over these shares on an “as if” converted basis and these shares are convertible into 1,095,797 shares of Common Stock within 60 days of April 22, 2002. Mr. Parekh disclaims beneficial ownership of these shares except to the extent of his pecuniary interest as a managing director of Insight.

Also includes 1,654,808 shares subject to the conversion of the Convertible Debentures exercisable within 60 days of April 22, 2002 and 720,011 shares exercisable pursuant to the Warrant. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, Insight controls the Convertible Debentures and the Warrant to purchase additional shares of Common Stock.

Insight’s address is 680 Fifth Avenue, Eighth Floor, New York, New York, 10019.

(4)	Includes 83 shares of Common Stock subject to options that are exercisable within 60 days of April 22, 2002.

(5)	Includes 6,084 shares of Common Stock subject to options that are exercisable within 60 days of April 22, 2002.

(6)	Includes 1,501 shares of Common Stock subject to options that are exercisable within 60 days of April 22, 2002.

(7)	See footnote (3) for information regarding Insight.

(8)	Includes 613,354 shares of Common Stock subject to the conversion of the Convertible Debentures within 60 days of April 22, 2002 and 261,808 shares of Common Stock subject to the exercise of the Warrant. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, Boston Pipes LLC controls the Convertible Debentures and the Warrant to purchase additional shares of Common Stock.

Boston Pipes, LLC’s address is 2373 Broadway, Suite 1208, New York, NY 10024, Attn: Jacob Goldfield.

(9)	Includes 981,366 shares of Common Stock subject to the conversion of the Convertible Debentures within 60 days of April 22, 2002 and 418,892 shares of Common Stock subject to the exercise of the Warrant. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, THK Private Equities controls the Convertible Debentures and the Warrant to purchase additional shares of Common Stock.

THK Private Equities’ address is 1730 So. El Camino Real, Suite 400, San Mateo, CA 94402, Attn: Theodore H. Kruttschnitt, Principal.

Voting Power and Potential Change in Control

         As of April 22, 2002, the holders of the Convertible Debentures and Warrants hold securities that are immediately convertible or exercisable into approximately 80 percent of the Company’s voting shares, assuming the conversion of all of the Convertible Debentures and Warrants.

         Insight holds securities that are immediately convertible or exercisable into approximately 48 percent of the Company’s voting shares, assuming the conversion of all of the Convertible Debentures and Warrants. Mr. Parekh is currently a member of the Company’s Board of Directors and may be considered an interested director with regard to the Proposal set forth herein via his position as a Managing Director of Insight.

         The current conversion or exercise prices for the Convertible Debentures, Warrants, and the shares of Preferred Stock range from $7.09 to $9.54.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee for Election as Director

         The Board of Directors will consist of six members and is divided into three classes, with the members of the respective classes serving for staggered three-year terms. The term of one class expires at each Annual Meeting of Shareholders. At the 2002 Annual Meeting, two directors will be elected to serve until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Directors has nominated Mr. Deven Parekh and Mr. Steven Perkins (each individually, a “Nominee”, collectively, the “Nominees”) to serve as directors. Mr. Parekh and Mr. Perkins currently serve as directors of the Company. The Board of Directors anticipates each Nominee will continue to serve, if elected, as a director. However, if either Nominee is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Information as to Directors and Nominees for Director

         The names of the directors of the Company (including the Nominees), their ages, their position(s) with the Company, the year in which each first became a director, the expiration of the term of office of each, the principal occupation and employment of each over at least the last five years, and other directorships, if any, of each are shown below.

			Director	Term
Name	Age	Position(s) Held	Since	Expires

Nominees for Director:

Deven Parekh Steven Perkins	32 46	Director Director	2001 2002	2002 2002

Continuing Directors:

Andrew J. Frawley	39	Chairman of the Board	1996	2004

Ramanan Raghavendran	34	Director	1997	2004

J. Christopher Wagner	41	President, Chief Executive Officer, and Director	2001	2003

Lowell C. Freiberg	62	Director	2002	2003

         Nominees for Director

         Mr. Parekh has been a Director of the Company since his appointment in March of 2001. He has been a Managing Director at Insight Venture Partners since December 2000 where he had previously served as a Principal since January 2000. Prior to Insight, Mr. Parekh was a Principal at Berenson Minella & Company, a New York-based merchant banking firm, where he was employed since 1992. At Berenson, Mr. Parekh served on the M&A Committee, spearheaded the firm’s aerospace industry investment banking effort, and was involved in advising traditional industrial companies on their internet strategies.

         Mr. Perkins has been a Director of the Company since his appointment in April of 2002 as a replacement for Mr. William Bryant, who resigned. Mr. Perkins is Senior Vice President of Oracle’s U.S. Public Sector business. Mr. Perkins has been with Oracle since 1993 and has overall responsibility for selling software solutions that address complex business problems in Federal defense, intelligence, and civilian as well as State and Local government agencies. Previously at Oracle, Mr. Perkins served as Senior Vice President for Oracle’s Financial Services industry, responsible for the Financial Services sales and consulting businesses worldwide.

         Continuing Directors – Terms expire in 2004

         Mr. Frawley founded the Company in November 1994 and has served as its Chief Executive Officer since its incorporation in November 1996 until July 2001. Mr. Frawley has been Chairman of the Board of Directors of the Company since his election in January 1998. From July 1993 until founding the Company, Mr. Frawley served as a principal of Grant & Partners Limited Partnership, a management consulting company.

         Mr. Raghavendran has served as a Director of the Company since March 1997. Since February 2000, Mr. Raghavendran has been Chairman and Chief Executive Officer of ConnectCapital, a pan-Asian investment company, and Special Partner, Asia, for Insight Venture Partners, a private equity investment firm. From January 1997 until March 2000, Mr. Raghavendran served as a member of Insight Venture Associates, LLC and Insight Venture Associates II, LLC, a private equity investment firm. From 1992 to 1996, Mr. Raghavendran was employed at General Atlantic Partners, an investment firm. Mr. Raghavendran also serves on the boards of directors of several privately held companies.

         Continuing Directors – Terms expire in 2003

         Mr. Wagner joined the Company in July 2001 as President, Chief Executive Officer, and Director. From 2000 through August 2001, he served as Chief Executive Officer of Metiom, Inc. From 1998 through 2000, Mr. Wagner served as Executive Vice President and General Manager of Consulting Services for Computer Associates, Inc. From 1995 through 1998, he served as Senior Vice President responsible for Sales and Marketing for Computer Associates, Inc.

         Mr. Freiberg has been a Director of the Company since his appointment in April 2002 as a replacement for Mr. Dean Goodermote, who resigned. From 2000 through 2001, he served as an EVP and CFO for Metiom, Inc. From 1969 through 2001, Mr. Freiberg was employed in various capacities at Reliance Group Holdings, Inc. where he most recently served as an EVP, CFO, and Treasurer.

The Board of Directors and Committees of the Board

         The Board of Directors has established an Audit Committee and a Compensation Committee, but not a nominating committee.

Audit Committee

         The functions of the Audit Committee include reviewing the scope and results of the annual audit and quarterly review of the Company’s consolidated financial statements provided by the Company’s independent accountants, the scope of other services provided by the Company’s independent accountants, proposed changes in the Company’s financial and accounting standards and principles, and the Company’s policies and procedures with respect to its internal accounting, auditing and financial controls, as well as other matters which may come before the Audit Committee. The Audit Committee, as was composed, met five times during the 2001 fiscal year. The current members of the Audit Committee are Mr. Raghavendran, Mr. Perkins, and Mr. Freiberg, each of whom is independent as defined in the National Association of Securities Dealers listing standards.

Compensation Committee

         The Compensation Committee’s principal function is to work with the Board of Directors to review and approve salary plans, bonus awards, and other forms of compensation. The Compensation Committee met three times during the 2001 fiscal year. The current member of the Compensation Committee is Mr. Perkins.

         During the 2001 fiscal year, the Board of Directors met twelve times. None of the then-current directors attended fewer than seventy-five percent (75%) of the Board meetings or the meetings of Board committees on which he served. The Board of Directors periodically acted by unanimous written consent in 2001, pursuant to Delaware law.

Compensation of Directors

         Mr. Wagner and Mr. Frawley are full-time officers of the Company. Mr. Wagner receives no additional compensation for serving on the Board of Directors or its committees; Mr. Frawley is compensated for his role as Chairman of the Board and to assist Mr. Wagner in managing the daily affairs of the Company. No other director is a full-time officer or employee of the Company. The 1998 Director Stock Option Plan provides for the grant of stock options to non-employee directors. The only compensation paid to current non-employee directors during 2001 consisted of the issuance of options to purchase 334 shares of Common Stock to Mr. Raghavendran. Mr. Parekh did not receive any compensation for his Directorship. The Company may enter from time to time into customary arrangements with respect to fees and other compensation (including expense reimbursement) for directors who are not employees of the Company or any of its subsidiaries.

EXECUTIVE COMPENSATION

Summary Compensation Table

         The table below sets forth certain compensation information for the fiscal years ended December 31, 2001, 2000, and 1999 with respect to the Company’s Chief Executive Officer and its other four most highly compensated executive officers (the “Named Executive Officers”) whose 2001 compensation exceeded $100,000.

					Long-Term
					Compensation
					Awards

			Annual Compensation(1)		Restricted	Securities
Name and					Stock	Underlying	All Other
Principal Position	Year		Salary	Bonus	Awards(2)	Options (3)	Compensation

J. Chris Wagner	2001	(4)	$90,627	$93,753	—	64,785	—

President and Chief	2000		—	—	—	—	—

Executive Officer	1999		—	—	—	—	—

	2001		$271,576	$75,000	—	8,333	—

Andrew J. Frawley	2000		$275,000	$21,700	$1,179,628	8,334	—

Chairman of the Board	1999		$275,000	$55,000	$28,683,260	10,000	—

Michael Collins	2001	(5)	$65,426	$66,666	—	11,000	—

Sr. Vice President,	2000		—	—	—	—	—

Global Marketing	1999		—	—	—	—	—

Kristin L. Zaepfel	2001		$123,438	$3,906	—	2,766	—

Sr. Vice President,	2000		$110,167	$5,738	—	766	—

Human Resources	1999		$105,385	$—	—	667	—

N. Wayne Townsend	2001		$172,812	—	—	4,833	$41,560 (6)

Sr. Vice President,	2000		$166,271	$18,081	—	2,333	—

Services	1999		$134,375	$77,762	$286,647	2,000	—

(1)	Excludes certain perquisites and other benefits the amount of which did not exceed ten percent of the employee’s total salary and bonus.

(2)	Represents the value of vested restricted stock at December 31, 2001, 2000 and 1999 using a fair market value for the Common Stock of $7.50, $36.60, and $838.20, per share, respectively, as adjusted for the Company’s 1:30 reverse stock split, effective as of March 18, 2002.

(3)	In December 2000, the Company offered employees the opportunity to participate in a program, pursuant to which each employee could elect to replace certain outstanding options with new options on a one-for-one basis. All options granted to executive officers in 2000 were cancelled and returned to the Company on December 15, 2000 pursuant to the program, and then re-issued on June 18, 2001 at an exercise price of $35.40 per share. For specific program details, please refer to the caption titled “Ten-Year Option Repricings” located herein.

(4)	Reflects compensation for Mr. Wagner from July 26, 2001, the date he began employment with the Company.

(5)	Reflects compensation for Mr. Collins from August 13, 2001, the date he began employment with the Company.

(6)	Reflects commission and other payments made to Mr. Townsend during the 2001 calendar year.

Option Grants in Last Fiscal Year

         The following table sets forth information regarding grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2001.

	Number of	Percent (%)			Potential Realizable Value
	Securities	of Total			at Assumed Annual Rates
	Underlying	Options			of Stock Price Appreciation
	Options	Granted to	Exercise		for Option Term (2)
	Granted	Employees in	or Base	Expiration
Name	(Shares)	Fiscal 2001	Price (1)	Date	5% ($)	10% ($)

J. Chris Wagner	64,785	21.3	$16.80	7/26/11	684,481	1,734,610

Andrew J. Frawley (3)	8,333	2.7	$35.40	6/18/11	185,516	208,398

Michael Collins (3)	11,000	3.6	$11.40	8/13/11	78,863	88,590

N. Wayne Townsend (3)	4,833	1.6	$35.40	6/18/11	107,596	120,867

Kristin L. Zaepfel (3)	733	0.2	$35.40	6/18/11	16,319	18,331

Kristin L. Zaepfel (3)	2,033	0.7	$6.90	12/11/11	8,822	22,357

(1)	The exercise price for the options was based on the market price of the underlying Common Stock on the date of issuance.

(2)	The potential realizable value of the options reported above was calculated by assuming 5% and 10% compounded annual rates of appreciation of the Common Stock from the date of grant of the options until the expiration of the options, based upon the market price on the date of grant. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock.

(3)	In December 2000, the Company offered employees the opportunity to participate in a program, pursuant to which each employee could elect to replace certain outstanding options with new options on a one-for-one basis. All options granted to executive officers in 2000 were cancelled and returned to the Company on December 15, 2000 pursuant to the program, and then re-issued on June 18, 2001 at an exercise price of $35.40 per share. For specific program details, please refer to the caption titled “Ten-Year Option Repricings” located herein.

Ten-Year Option Repricings

						Length of
						Original
		Number of	Market Price of	Exercise		Option Term
		Securities	Common Stock at	Price at Time	New	Remaining at
		Underlying Options	Time of Repricing	of Repricing	Exercise	Date of
Name	Date	Repriced(1)	($)(1)	($)(1)	Price($)(1)	Repricing

Andrew J. Frawley Chairman of the Board	12/15/00	8,333	52.50	1,432.50	35.40	90 months

N. Wayne Townsend Senior Vice President, Services	12/15/00	4,833	52.50	1,432.50	35.40	90 months

Kristin L. Zaepfel Senior Vice President, Human Resources	12/15/00	733	52.50	1,432.50	35.40	90 months

(1)	As adjusted for the Company’s 1:30 reverse stock split, effective as of March 18, 2002.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         The following table sets forth information with respect to the stock options exercised during the fiscal year ended December 31, 2001, and the unexercised stock options held at the end of such fiscal year by the Named Executive Officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options Held At		In-The-Money Options
			December 31, 2001(1)		December 31, 2001(2)

	Shares
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

J. Chris Wagner	—	—	—	64,785	—	$0

Andrew J. Frawley	—	—	21,870	13,380	$0	$0

Michael Collins	—	—	—	11,000	$0	$0

N. Wayne Townsend	—	—	9,919	6,084	$0	$0

Kristin L. Zaepfel	—	—	4,341	1,501	$0	$1,219.80

(1)	“Exercisable” refers to those options which were both exercisable and vested, while “Unexercisable” refers to those options which were unvested.

(2)	Based on the difference between the aggregate exercise price and the closing price of the Common Stock of $7.50 per share on the Nasdaq National Market as of December 31, 2001.

Employment Contracts

         Effective August 27, 2001 and continuing for a period of two years thereafter, Mr. Frawley entered into an employment agreement with the Company to serve as the Chairman of the Board of Directors and to assist the Chief Executive Officer in managing the Company’s daily affairs. The agreement automatically and continuously renews for one year periods absent written notice of termination by Mr. Frawley or the Company 90 days in advance of any such annual renewal. The contract includes a base salary payment of $275,000, a minimum quarterly bonus payment of $37,500, and an incentive bonus award of up to $12,500 to be paid quarterly upon the Company’s attainment of pre-determined EBITDA targets. The agreement can be terminated with or without cause as provided in the contract.

         Effective July 26, 2001 and continuing for a period of two years thereafter, Mr. Wagner entered into an employment agreement with the Company to serve as the President and Chief Executive Officer and to serve on its Board of Directors. The agreement automatically and continuously renews for one year periods absent written notice of termination by Mr. Wagner or the Company 90 days in advance of any such annual renewal. The contract includes a base salary payment of $250,000, a minimum bonus payment of $250,000, and an incentive bonus award to be determined and paid annually at the discretion of the Board of Directors.

         None of the Company’s other Named Executive Officers has entered into an employment agreement with the Company, and all serve at the discretion of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

         None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company.

AUDIT COMMITTEE REPORT

Charter

         The Audit Committee is governed by a charter.

Report to Shareholders

         The Audit Committee, as was composed, met with members of the Company’s management team and independent auditors to review and discuss the audited financial statements as well as the unaudited quarterly financial statements. The Audit Committee, as was composed received from the independent auditors disclosures regarding the auditors’ independence required by Independence Standard No. 1. In addition, the Audit Committee, as was composed, discussed with the auditors the auditors’ independence and other matters required to be discussed by Statement on Auditing Standards No. 61. Based on the foregoing meetings and discussions, the Audit Committee, as was composed, recommended to the Board of Directors that the audited financials be included in the Company’s Annual Report on Form 10-K.

         Audit Fees

         Aggregate fees billed to the Company for the annual audit and the quarterly reviews of the consolidated financial statements totaled approximately $300,000.

         All Other Fees

         The Company’s independent accountants did not bill the Company for any work other than the annual audit and the quarterly reviews of the consolidated financial statements during 2001. The audit committee believes that the provision of non-audit services during the 2001 fiscal year does not affect the accountants’ ability to maintain independence with respect to the Company.

Audit Committee

Lowell Freiberg Steven R. Perkins Ramanan Raghavendran

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE OFFICER COMPENSATION

Compensation Philosophy and Objectives

         The Company’s compensation philosophy is that executive officer compensation should reflect the value created and protected for shareholders, while furthering the Company’s short- and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Short- and long-term compensation should provide an incentive for the achievement of strategic goals, be tied to the Company’s achievement of quarterly performance targets and attract and retain qualified executive officers essential to the long-term success of the Company. Accordingly, the Company’s executive officer compensation package consists of three primary components: base salary, quarterly and annual cash bonuses and grants of stock options.

         In evaluating its executive officers’ performance, the Company generally follows the process outlined below:

•	Prior to or shortly after the beginning of each fiscal year, the Company sets goals and objectives that are reviewed with, and ultimately approved by, the full Board of Directors. The Chief Executive Officer reports to the Board on the Company’s progress toward the achievement of these goals and objectives throughout the year at Board meetings and at other times as necessary.

•	The Chief Executive Officer submits for the Compensation Committee’s consideration at the end of the fiscal year the amount of proposed compensation (following fiscal year base salary, current fiscal year cash bonus and stock option awards) for himself and for the Company’s other executive officers. The executive officers’ fiscal year cash bonus is payable upon the achievement of well-defined objectives established at the beginning of each year. The following fiscal year base salary, as well as current year stock option awards, are based on more subjective factors, including the Board of Directors’ evaluation of the Company’s success in meeting its strategic objectives during the most recent fiscal year and the Chief Executive Officer’s subjective evaluation of each executive officer’s individual performance relative to a set of pre-determined individual performance objectives.

•	The Compensation Committee acts upon the recommendations made with respect to the executive officers after weighing the Board of Directors’ evaluation of the Company’s overall achievements for the year, the Chief Executive Officer’s discussion of each executive officer’s individual performance for the year and each executive officer’s current level of compensation. The Compensation Committee performs a comprehensive review of the compensation paid to the Company’s executive officers. That review, combined with the Compensation Committee members’ general industry experience, enables the Compensation Committee to assess whether proposed compensation levels are in keeping with industry norms. Additionally, the Compensation Committee retains outside consultants to evaluate and help establish competitive compensation levels appropriate to various executive roles.

•	The Compensation Committee applies the same criteria in evaluating the Chief Executive Officer’s cash compensation as that applied to the other executive officers of the Company as previously explained.

Compensation for Fiscal 2001

Chief Executive Officer Compensation

         In January 2001, the Compensation Committee and the Board of Directors determined that Mr. Frawley achieved many of the major objectives of the previous year, including the successful development and rollout of the Company’s new solution suite, Xchange 7.0, and the successful acquisition and integration of Knowledge Stream Partners, Inc. and Customer Analytics, Inc. Mr. Frawley received Q1 and Q2 bonuses in the aggregate of $21,700 based on the achievement of specified quarterly objectives. However, as a result of the Company’s failure to meet pre-determined expectations in the third quarter of 2000, Mr. Frawley did not receive any bonus for the second half of the year. The Compensation Committee did not adjust Mr. Frawley’s annual base salary of $275,000 for 2001, feeling that it represented a level commensurate with chief executive officers of other public companies who are of similar size and growth characteristics. Mr. Frawley was granted options to purchase 8,333 shares of Common Stock pursuant to the 1998 Stock Incentive Plan. In July 2001, the Compensation Committee and the Board of Directors approved an employment agreement for Mr. Frawley to continue in his capacity as Chairman of the Board of Directors and to assist the new CEO in managing the daily affairs and operations of the Company. The details of this employment agreement are described more fully herein under the heading “Employment Contracts”.

         In July 2001, the Compensation Committee and the Board of Directors determined that Mr. Wagner would succeed to Mr. Frawley’s duties as President and CEO. In this capacity, based on the compensation of other CEO’s of similarly situated public software companies, and based on Mr. Wagner’s extensive and successful prior experiences in the software industry, the Compensation Committee determined to compensate Mr. Wagner in accordance with the terms described herein under the heading “Employment Contracts”. In addition, Mr. Wagner was granted options to purchase 64,785 shares of Common Stock pursuant to the 1998 Stock Incentive Plan.

Report on Executive Compensation

         During the 2001 fiscal year, the Compensation Committee determined that there would be no general program for base salary increases or bonuses for the executive staff. After reviewing performances against goals and objectives set for the year and also against salaries of similar positions in comparable companies, the Compensation Committee determined that increases or bonuses would be delivered only in those situations where an executive performed will beyond expectations or was materially underpaid based on industry comparables.

         The executive officers’ stock options awarded during the year to executive officers who were employed as of January 1, 2001, other than Mr. Wagner, amounted to 13,899 shares of common stock.

Option Repricing Program

         With a view towards retention of its employee base, and in light of the decreased market value of the Company’s Common Stock during the latter stages of fiscal year 2000, the Company instituted an Option Repricing Program beginning December 15, 2000. The Program provided the opportunity for then-current option holders to cancel their outstanding stock options with the intent that all cancelled options would be re-issued and repriced on June 18, 2001, at an exercise price not less than the market price on the date of re-issue. All options granted to executive officers in 2000 were cancelled and returned to the Company on December 15, 2000 pursuant to the Program.

Conclusion

         The Company does not believe that section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company.

         The Compensation Committee believes that the total 2001-related compensation of the Chief Executive Officer and each of the executive officers, as described above, is fair and is within the range of compensation for executive officers in similar positions at comparable companies.

Compensation Committee Steven R. Perkins Lowell Freiberg

CORPORATE PERFORMANCE GRAPH

         The following graph compares the performance of the Company’s Common Stock to the Nasdaq Stock Market Index and to a peer group index since December 8, 1998 (the effective date of the Company’s initial public offering of the Common Stock). The peer group is comprised of Hyperion Solutions, HNC Software Inc., Siebel Systems, Inc. and MicroStrategy Incorporated. The comparison assumes $100 was invested on December 9, 1998 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance on the graph below is not necessarily indicative of future stock price performance.

Corporate Performance Graph

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From time to time, the Company has retained the services of the law firm of Bingham Dana LLP. The Company’s legal fees to Bingham Dana LLP relating to general corporate affairs in 2001 exceeded $1M. Neil W. Townsend, a partner at Bingham Dana LLP, is the brother of N. Wayne Townsend, Senior Vice President, Services.

         For a description of certain transactions and certain employment and other arrangements between the Company and certain of its directors and executive officers, see “Compensation of Directors,” “Executive Compensation” and “Employment Contracts.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company’s directors, its executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission (“SEC”). Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 2001. A Form 4 (Statement of Changes in Beneficial Ownership of Securities) covering one transaction was not filed on a timely basis in December 2001 by or on behalf of Kristin L. Zaepfel in connection with the issuance of options to purchase Common Stock. The Company was not delinquent in any other of its filings made pursuant to Section 16(a).

SHAREHOLDER PROPOSALS

         All shareholder proposals that are intended to be presented at the 2003 Annual Meeting of Shareholders of the Company must be received by the Company not later than January 13, 2003, for inclusion in the Board of Directors’ proxy statement and form of proxy relating to such annual meeting.

OTHER BUSINESS

         Representatives of Arthur Andersen LLP, the Company’s independent public accountants, are not expected to be present at the Meeting.

         The Board of Directors knows of no other business to be acted upon at the Meeting. However, if any other business properly comes before the Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

         The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Meeting, please sign the proxy and return it in the enclosed envelope.

         Upon the written request of any person solicited hereby, the Company will provide without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (without exhibits). Requests should be made to Exchange Applications, Inc., Attention: Thomas Phair, VP Finance, 89 South Street, Boston, MA 02111.

BY ORDER OF THE BOARD OF DIRECTORS

J. CHRISTOPHER WAGNER President, Chief Executive Officer, and Director Exchange Applications, Inc. 89 South Street Boston, MA 02111

May 13, 2002

EXCHANGE APPLICATIONS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS ON JUNE 10, 2002

         The undersigned hereby appoints J. Christopher Wagner and Andrew J. Frawley proxies, each with power of substitution, to vote at the Annual Meeting of Shareholders of EXCHANGE APPLICATIONS, INC. to be held on June 10, 2002 (including any adjournments or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the ballot below on the matters listed below and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

Detach card below, sign, date and mail in postage paid envelope provided.

EXCHANGE APPLICATIONS, INC.
89 South Street, Boston, MA 02111

 Please mark votes as in this example.

1.	Election of two directors

Nominee: Deven Parekh

FOR NOMINEE
WITHHELD FROM NOMINEE

Nominee: Steve Perkins

FOR NOMINEE
WITHHELD FROM NOMINEE

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no contrary specification is made, this proxy will be voted FOR Proposal No. 1 and upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof in the appointed proxies’ discretion.

Please date, sign as name appears at left, and return this proxy in the enclosed envelope, whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

(Executors, administrators, trustees, custodians, etc. should indicate capacity in which signing. When stock is held in the name of more than one person, each person should sign the proxy.)

Signature

Date